Exhibit 99.1


                      SUMMARIZED FINANCIAL DATA OF
                     CHEVRON TRANSPORT CORPORATION

Chevron Transport Corporation (CTC), a Liberian corporation, is an indirect, wholly owned subsidiary of Chevron Corporation. CTC is the principal operator of Chevron's international tanker fleet and is engaged in the marine transportation of oil and refined products. Most of CTC's shipping revenue is derived by providing transportation services to other Chevron companies. The following table sets forth certain summary financial data for Chevron Transport Corporation and its subsidiaries (Chevron Tankers (Bermuda) Limited, Chevron Manning Services Limited and Chevron Product Carriers Corporation) derived from the financial statements prepared on a stand alone basis in conformity with generally accepted accounting principles.

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                                                        Year Ended December 31
                                                    --------------------------
Dollars in Millions                                     1994     1993*    1992
- -------------------                                 --------------------------
Sales and other operating revenues                      $440     $542     $519
Total costs and other deductions                         504      553      514
(Loss) income before cumulative effect
  of changes in accounting principles                    (58)      (3)       6
Cumulative effect of changes in accounting principles      -      (15)       -
Net (loss) income                                        (58)     (18)       6


                                                                At December 31
                                                    --------------------------
                                                        1994     1993     1992
                                                    --------------------------
Current assets                                          $ 75     $108     $164
Other assets                                             851      796      791
Current liabilities                                      404      376      360
Other liabilities                                        208      185      207
Net equity                                               314      343      388

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* Effective January 1, 1993, Chevron Transport Corporation adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." In prior periods, Chevron Transport Corporation accounted for income taxes in accordance with SFAS 96, "Accounting for Income Taxes."


Separate financial statements and other disclosures with respect to CTC are omitted as such separate financial statements and other disclosures are not material to investors in CTC's debt securities. There were no restrictions on CTC's ability to pay dividends at year end 1994.